Exhibit 10.1

English Translation

of

Termination Letter

Party A: Beijing Shenzhou Rongtong Investment Management Co., Ltd

Party B: American Arki Network Service Beijing Co., Ltd

Whereas:

Party A is an operating entity in China. Party B is a VIE of Consumer Capital Group Inc. (“Consumer Capital”). The parties entered into an Equity Transfer Agreement (the “Agreement”) on November 17, 2017. According to the Agreement, Party B acquired 100% of the issued and outstanding equity securities of Party A from its shareholders (the “Shareholders”). Party B also issued to the Shareholders an aggregate of 4,175,417 shares of common stock of Consumer Capital (the “Common Stock”). Specifically, Zheng Xiao received 1,461,387 shares of Common Stock; Ruisong XU received 1,252,643 shares of Common Stock; and Lijun Xiao received 1,461,387 shares of Common Stock.

As of March 29, 2018, both parties mutually agreed to terminate the Agreement dated November 17, 2017, and reached the following agreements:

Before the Equity Transfer Agreement, the Shareholders owned 100% of the issued and outstanding equity securities of Party A. Particularly, Zheng Xiao owned 35%, Lijun Xiao owned 35%, and Ruisong Xu owned 30%. The Shareholders transferred all the shares to Party B. Through voluntary and friendly negotiation, the Shareholders agree to return the aggregate of 4,175,417 shares of Common Stock to Consumer Capital. And Party B agrees to return the shares of Party A to the Shareholders.

Party A: Beijing Shenzhou Rongtong Investment Management Co., Ltd

Ruisong XU  _/s/ Ruisong XU __________________

Lijun XIAO  _/s/ Lijun XIAO ___________________

Zhen XIAO  _/s/ Zhen XIAO ___________________

Party B: American Arki Network Service Beijing Co., Ltd

Legal Representative: /s/ Jianmin Gao

Date: March 29, 2018